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                                                                           EXHIBIT 12(B)

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                 PLUS PREFERRED SECURITIES DIVIDEND REQUIREMENTS

                                                               YEARS ENDED DECEMBER 31,
                                            -------------------------------------------------------------
                                              1991         1992        1993         1994       1995
                                            ----------   ----------   ----------  ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
Net Income................................$  545,479   $  475,936  $  614,868   $  659,406   $  616,964
Plus Income Taxes (A).....................   261,912      223,782     307,414      301,447      325,737
                                            ----------   ----------   ---------   ----------   ----------
Income Before Income Taxes................   807,391      699,718     922,282      960,853      942,701
                                            ----------   ----------   ---------   ----------   ----------
Fixed Charges and Preferred Securities
  Dividend Requirements:
  Interest Charges (B)....................   358,517      401,902     389,956      395,925      406,869
  Interest Factor in Rentals..............     9,311        9,591      11,090       12,120       11,956
  Preferred Securities Dividend
    Requirements (Pre-tax) (C)............    42,703       46,675      56,957       60,910       72,854
                                            ----------   ----------   ---------   ----------   ----------
          Total...........................   410,531      458,168     458,003      468,955      491,679
                                            ----------   ----------   ---------   ----------   ----------
Earnings Before Fixed Charges and
  Preferred Securities Dividend
  Requirements............................$1,175,219   $1,111,211  $1,323,328   $1,368,898   $1,361,526
                                            ==========   ==========  ==========   ==========   ==========

Ratio................................        2.86         2.43        2.89         2.92         2.77
                                             ====         ====        ====         ====         ====

(A)  Includes state income taxes and federal income taxes for other income.

(B)  Excludes 1991 and 1992 interest expense on decommissioning costs of $6,956 and $5,208, respectively.
     Effective January 1, 1992, accounting was changed to follow Federal Energy Regulatory Commission guidelines.

(C)  Includes a reduction for tax-deductible preferred dividends in accordance with Sections 244(a) and
     11(b) of the Internal Revenue Code of 1986, as amended, before applying accounting Rule S-K of
     Regulation 229.503.  Item 503(6).
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